Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
March 9, 2004	Arleen Llerandi
Director, Investor Relations
(407) 822-2989

HUGHES SUPPLY, INC. ANNOUNCES FOURTH QUARTER EARNINGS

INCREASE OF 27% ON SALES GROWTH OF 14%

AND DIVIDEND INCREASE OF 30%

COMPARABLE BRANCH SALES GROW 8% IN THE QUARTER

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction, repair and maintenance-related products, today reported results for its fourth quarter and fiscal year ended January 30, 2004. Revenues for the quarter were $796.0 million, an increase of 14%, compared to $697.6 million in last year’s fourth quarter. Comparable branch sales increased 8% in the quarter and 2% for the fiscal year 2004. This is the Company’s first year of positive comparable branch sales growth since fiscal year 2001, following a near three-year downturn in the overall construction industry.

Net income for the quarter grew 27% to $9.4 million compared to $7.4 million in the prior year’s fourth quarter. Earnings per diluted share grew 26% in the quarter to $0.39, on approximately 24.0 million average shares, compared to $0.31 per diluted share on approximately 23.5 million average shares in the prior year quarter. Fourth quarter earnings per share include $0.02 accretion from the Century Maintenance Supply acquisition completed on December 19, 2003.

Revenues for the year ended January 30, 2004 grew 6% to $3,253.4 million, compared to $3,066.3 million in the prior year. For the year, net income was $57.7 million versus $58.1 million in the prior year, and earnings per diluted share were $2.46, compared to $2.45 in the prior year. The prior year included an extra week in the first quarter, which increased earnings per diluted share by approximately $0.10.

As a further indication of the Company’s strong cash flow, improving outlook and confidence in its long-term earnings potential, the Board of Directors today voted to increase the quarterly dividend to shareholders from $0.10 per share to $0.13 per share, a 30% increase. The dividend will be payable on May 14, 2004 to shareholders of record on May 3, 2004. The Company has 30.6 million shares of stock outstanding, and has paid quarterly dividends on its common stock since 1980.

Revenues

Sales for the fourth quarter and the year are summarized below ($ in millions):

	Fourth Quarter		Full Year
	FY 2004	FY 2003	FY 2004	FY 2003
Comparable Branch Sales	$693.2	$644.5	$2,939.2	$2,880.7
Acquisitions and Newly-Opened Branches	100.1	47.9	297.7	99.6
Extra Week in First Quarter FY 2003	—	—	—	55.1
Closed/Combined Branches	2.7	5.2	16.5	30.9

Total Revenues	$796.0	$697.6	$3,253.4	$3,066.3

Memo: Comparable Branch “Same-Store” Sales Change	7.6%	(0.7)%	2.0%	(2.8)%

“After a slow start in the first half of the year, I am very pleased to have ended the year with a strong finish. Our fourth quarter comparable branch sales growth of 8% is our strongest performance in fourteen quarters and exceeded the high end of our guidance by 200 basis points,” said Tom Morgan, Hughes Supply’s President and Chief Executive Officer. “We experienced negative same store sales growth for the first six months of the year, but the sales momentum we saw in the third quarter continued and strengthened throughout the fourth quarter. Through the hard work and dedication of our associates, sequential improvement in comparable branch sales growth was achieved in all of our businesses in the fourth quarter, which is historically our slowest quarter.

“In addition, the improving economic environment has helped ease some of the competitive pricing issues we experienced in the third quarter and our gross margin improved 10 basis points sequentially. We are encouraged by the continued strength of the residential construction market and are seeing increases in the size and the number of commercial projects. While our Industrial PVF business continues to operate in a weak industrial market, there has been a slight increase in the demand for products used in metal fabrication, which has historically been an early indicator of increased future activity in this business.

“I am particularly pleased with our ability to leverage the sales increase this quarter and attain an operating income ratio to sales of 3.3%, an improvement of 70 basis points over the prior year. Our strong earnings and operating cash flow performance this quarter demonstrates our focus on, and our commitment to, the various initiatives we have undertaken to improve our return on invested capital. The 30% dividend increase enables us to return capital to our shareholders, while continuing to invest in growth opportunities, and reflects our confidence in the future.” stated Morgan.

Segment Revenue

Segment revenues and comparable branch sales growth for the fourth quarter and the year are summarized below ($ in millions):

	Reported Revenues		Comparable Branch Sales Growth	Reported Revenues		Comparable Branch Sales Growth
	Fourth Quarter			Full Year
	FY2004	FY2003		FY2004	FY2003
Water & Sewer	$216.3	$179.5	13%	$922.4	$877.2	4%
Plumbing/HVAC	198.9	184.7	8%	842.1	826.9	4%
Utilities	84.3	81.4	(9)%*	363.8	248.3	(6)%
Electrical	88.4	84.1	5%	362.8	375.5	(1)%
Industrial PVF	69.5	73.8	(6)%	283.2	313.9	(8)%
MRO	57.4	24.9	8%	158.7	118.9	7%
Other	81.2	69.2	18%	320.4	305.6	8%

Total	$796.0	$697.6	8%	$3,253.4	$3,066.3	2%

*	Our comparable branch sales growth calculation methodology excludes Utiliserve branches, which grew 13% in the fourth quarter and were down 9% for the year.

•	The Water & Sewer segment, which includes the Concrete product line, experienced double-digit comparable branch sales growth in the fourth quarter due to an increase in subdivision and Department of Transportation projects. The strong growth in the second half of the year helped offset the relatively flat performance of the year’s first half that resulted, in part, from heavy rainfalls and lower pipe pricing. Included in this segment are revenues of $14 million for the fourth quarter, and $31 million for the year, generated by Marden Susco, which was acquired in August, 2003.

•	After two years of declining comparable branch sales, the Plumbing/HVAC segment has now experienced three consecutive quarters of comparable branch sales growth, due largely to a substantial increase in new, large accounts and increased sales to existing customers.

•	The Utilities segment, which includes Utiliserve revenues in both quarters, experienced higher sales as a result of expanded alliance contracts. This helped offset the impact of the loss of a large contract earlier in the year. Comparable branch sales, which do not include the Utiliserve branches due to our calculation methodology, reflect the loss of the large contract. Including the Utiliserve branches in the comparable branch base would have resulted in comparable branch sales growth in this segment of 4% in the quarter.

•	The Electrical segment posted its second quarter of positive comparable branch sales growth after nine consecutive quarters of negative growth. The favorable bid activity experienced in the third quarter resulted in favorable gains this quarter, as the commercial construction sector appears to be strengthening.

•	The Industrial PVF segment continues to operate in a very weak demand environment with project-related business down significantly in the petrochemical and power industries. Lower sales due to weak demand, however, were partially offset by rising nickel and steel prices in the quarter.

•	The MRO segment continued its strong growth due to increased penetration of national accounts and growth in construction services. Included in this segment are six weeks, or $29 million, of Century revenues, which was acquired in December, 2003.

•	The Other category includes revenues from the Building Materials, Fire Protection, and Mechanical Industrial businesses. These businesses all posted strong growth, particularly Building Materials, which benefited from an increase in the number and size of job starts and from increases in lumber and steel prices.

Segment Operating Income

Segment operating income and its ratio to sales for the fiscal years 2004 and 2003 are summarized below ($ in millions):

	Fiscal Year 2004		Fiscal Year 2003
	Operating Income	Ratio to Sales	Operating Income	Ratio to Sales
Water & Sewer	$45.1	4.9%	$40.4	4.6%
Plumbing/HVAC	8.4	1.0%	14.0	1.7%
Utilities	13.7	3.8%	10.2	4.1%
Electrical	8.2	2.3%	8.1	2.2%
Industrial PVF	23.0	8.1%	31.7	10.1%
MRO	10.1	6.4%	8.8	7.4%
Other	14.2	4.4%	8.0	2.6%

Total	$122.7	3.8%	$121.2	4.0%

Operating income for the fiscal year 2004 increased by 1.2% to $122.7 million compared to $121.2 million in the previous fiscal year. The performance ratio dropped 20 basis points to 3.8% of sales for the year because (1) Industrial PVF revenue and profitability fell sharply as a result of the significant downturn in the petrochemical and power industries, and (2) the additional week improved last year’s operating income leverage by $4.6 million. Gains from higher sales in Water & Sewer and Other (Building Materials and Fire Protection) favorably impacted operating margins in fiscal year 2004. However, the Plumbing/HVAC business was negatively impacted by poorly performing Plumbing branches in the Western region, resulting in the closure of seven branches and one distribution center; and the Utilities and MRO businesses were adversely impacted by competitive pressures in fiscal year 2004.

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “In the fourth quarter, despite higher insurance and freight costs and increased levels of investment spending in marketing and information technology initiatives, we were able to clearly demonstrate the sales leverage that can be attained in our business by achieving 26% improvement in earnings per share over the prior year.” He also noted that branch closure costs, certain inventory write-downs, and the interim financing expense for the Century acquisition, were offset by a policy change affecting the liability for employee vacation benefit. Additionally, and as a result of various working capital initiatives, the Company achieved operating cash flow of $146 million for the year, the best operating cash flow performance in its 75-year history and a 30% improvement over the previous year.

First Quarter Outlook

“Looking ahead, we are encouraged by the higher sales in the fourth quarter and by a number of positive indicators suggesting continued momentum into this next year. These positive indicators include a strengthening economy and increased commercial construction activity. A stronger market, together with higher commodity prices, should benefit both our sales and our margins in the first quarter, but we are not assuming that higher commodity prices will continue throughout the year. We look forward to delivering on our strategy of achieving sales growth, both organically and through strategic acquisitions, while developing best in class operations to increase efficiency and improve profitability, in a better economic environment than we’ve had in the last three years,” concluded Tom Morgan.

The following are projected targeted ranges for the first quarter of fiscal year 2005, ending April 30, 2004, compared to the previous year’s first quarter:

•	Revenues: $915 million - $925 million, an increase of 17% - 18%, with comparable branch sales up 6% - 7%

•	Net Income: $18.5 million - $19.4 million, an increase of 57% - 64%

•	Diluted Earnings per Share: $0.60 - $0.63, an increase of 18% - 24%

The following are annual projections for the fiscal year ending January 31, 2005, compared to the fiscal year ended 2004:

•	Revenues: $3,650 million - $3,700 million, an increase of 12% - 14%

•	Net Income: $89.3 million - $90.9 million, an increase of 55% - 58%

•	Diluted Earnings per Share: $2.90 - $2.95, an increase of 18% - 20%

Webcast

Hughes Supply will host a webcast conference call at 9:00 a.m. Eastern time on Wednesday, March 10, 2004 to discuss the Company’s fourth quarter and fiscal year 2004 performance. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 877-917-1549; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until April 10, 2004, or you may dial 800-873-2140; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with 489 locations in 38 states. Headquartered in Orlando, Florida, Hughes employs approximately 8,400 associates and generates annual revenues of over $3 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes, you may visit www.hughessupply.com

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, fluctuating commodity prices and unexpected product shortages, competition, success in integrating, and achieving expected profitability from, acquired businesses, reliance on key personnel, overseas movement of manufacturing facilities, delay in implementing operating systems, our fixed cost structure, product purchasing and supply, customer credit policies, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	January 30, 2004	Ratio to Sales	January 31, 2003	Ratio to Sales	V%
Net Sales	$796.0		$697.6		14%
Cost of Sales	615.7		538.0

Gross Profit	180.3	22.7%	159.6	22.9%	13%

Operating Expenses:
Selling, general and administrative	148.5		135.8
Depreciation and amortization	5.6		5.6

Total operating expenses	154.1	19.4%	141.4	20.3%	9%

Operating Income	26.2	3.3%	18.2	2.6%	44%

Other Income (Expense):
Interest and other income	1.6		1.3
Interest expense	(12.2)		(7.2)

	(10.6)		(5.9)

Income Before Income Taxes	15.6		12.3		27%
Income Taxes	6.2		4.9

Net Income	$9.4	1.2%	$7.4	1.1%	27%

Earnings Per Share:
Basic	$0.41		$0.32		28%

Diluted	$0.39		$0.31		26%

Weighted-Average Shares Outstanding:
Basic	23.2		23.2

Diluted	24.0		23.5

Net Sales by Segment:

Water & Sewer	$216.3		$179.5		21%
Plumbing/HVAC	198.9		184.7		8%
Utilities	84.3		81.4		4%
Electrical	88.4		84.1		5%
Industrial PVF	69.5		73.8		(6)%
Maintenance Repair Operations (MRO)	57.4		24.9		131%
All Other	81.2		69.2		17%

Total	$796.0		$697.6		14%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Fiscal Years Ended
	January 30, 2004	Ratio to Sales	January 31, 2003	Ratio to Sales	V%
Net Sales	$3,253.4		$3,066.3		6%
Cost of Sales	2,519.7		2,356.6

Gross Profit	733.7	22.6%	709.7	23.1%	3%

Operating Expenses:
Selling, general and administrative	589.8		568.0
Depreciation and amortization	21.2		20.5

Total operating expenses	611.0	18.8%	588.5	19.2%	4%

Operating Income	122.7	3.8%	121.2	4.0%	1%

Other Income (Expense):
Interest and other income	6.4		7.3
Interest expense	(34.6)		(30.3)

	(28.2)		(23.0)

Income Before Income Taxes	94.5		98.2		(4)%
Income Taxes	36.8		40.1

Net Income	$57.7	1.8%	$58.1	1.9%	(1)%

Earnings Per Share:
Basic	$2.52		$2.50		1%

Diluted	$2.46		$2.45		0%

Weighted-Average Shares Outstanding:
Basic	22.9		23.2

Diluted	23.5		23.7

Net Sales by Segment:

Water & Sewer	$922.4		$877.2		5%
Plumbing/HVAC	842.1		826.9		2%
Utilities	363.8		248.3		47%
Electrical	362.8		375.5		(3)%
Industrial PVF	283.2		313.9		(10)%
Maintenance Repair Operations (MRO)	158.7		118.9		33%
All Other	320.4		305.6		5%

Total	$3,253.4		$3,066.3		6%

Hughes Supply, Inc.

Consolidated Balance Sheets

(unaudited)

(in millions)

	January 30, 2004	January 31, 2003
Assets

Current Assets:
Cash and cash equivalents	$8.3	$1.7
Accounts receivable, net	493.3	423.1
Inventories	467.0	438.5
Deferred income taxes	19.4	19.7
Other current assets	53.0	47.1

Total current assets	1,041.0	930.1

Property and Equipment	161.8	157.8
Goodwill	609.8	320.1
Other Assets	68.7	26.9

Total assets	$1,881.3	$1,434.9

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$44.6	$63.8
Accounts payable	308.3	230.0
Accrued compensation and benefits	39.3	43.3
Other current liabilities	45.2	34.2

Total current liabilities	437.4	371.3

Long-Term Debt	368.7	378.1
Deferred Income Taxes	55.4	34.0
Other Noncurrent Liabilities	7.8	6.7

Total liabilities	869.3	790.1

Shareholders’ Equity:
Common stock	30.8	23.9
Capital in excess of par value	533.3	222.4
Retained earnings	465.1	416.7
Treasury stock and other	(17.2)	(18.2)

Total shareholders’ equity	1,012.0	644.8

Total liabilities and shareholders’ equity	$1,881.3	$1,434.9

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Fiscal Years Ended
	January 30, 2004	January 31, 2003	January 30, 2004	January 31, 2003
Cash Flows from Operating Activities:
Net income	$9.4	$7.4	$57.7	$58.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5.6	5.6	21.2	20.5
Deferred income taxes	5.7	5.3	10.7	14.9
Other	3.6	1.3	11.4	12.1
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	41.4	37.4	(24.3)	(24.3)
Inventories	2.1	4.4	16.8	(11.6)
Other current assets	2.9	(6.8)	(0.8)	10.6
Other assets	(1.7)	(0.4)	(3.6)	(0.4)
Accounts payable	(18.6)	(28.1)	63.3	25.2
Accrued compensation and benefits	1.4	8.0	(8.5)	9.0
Other current liabilities	(13.8)	(11.8)	0.9	(2.3)
Other noncurrent liabilities	0.3	0.4	1.1	0.6

Net cash provided by operating activities	38.3	22.7	145.9	112.4

Cash Flows from Investing Activities:
Capital expenditures	(3.5)	(1.9)	(15.9)	(15.3)
Proceeds from sale of property and equipment	16.3	0.8	17.8	4.5
Proceeds from sale of investment in affiliated entity	—	2.0	—	2.0
Business acquisitions, net of cash acquired	(261.8)	—	(279.6)	(33.4)

Net cash (used in) provided by investing activities	(249.0)	0.9	(277.7)	(42.2)

Cash Flows from Financing Activities:
Net borrowings (payments) under short-term debt arrangements	62.0	(15.0)	27.7	19.6
Proceeds from issuance of interim senior term loan	250.0	—	250.0	—
Principal payments on other debt	(419.9)	(12.3)	(436.1)	(73.0)
Proceeds from issuance of common stock, net	317.5	—	317.5	—
Purchase of treasury shares	—	(4.3)	(6.0)	(7.1)
Dividends paid	(2.3)	(2.0)	(9.4)	(8.1)
Other	9.7	9.4	(5.3)	(6.7)

Net cash provided by (used in) financing activities	217.0	(24.2)	138.4	(75.3)

Net Increase (Decrease) in Cash and Cash Equivalents	6.3	(0.6)	6.6	(5.1)
Cash and Cash Equivalents, Beginning of Period	2.0	2.3	1.7	6.8

Cash and Cash Equivalents, End of Period	$8.3	$1.7	$8.3	$1.7